Exhibit 4.08
AMENDMENT 2021-3
TO THE
EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

    THIS AMENDMENT 2021-3 to the Eastman Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2019 (the “Plan”) is adopted by the Benefit Plans Committee (the “Committee”) of Eastman Chemical Company (“Eastman”) effective as of the date provided herein:

WITNESSETH:

    WHEREAS, Eastman sponsors and maintains the Plan; and

    WHEREAS, Eastman wishes to amend the Plan to reflect the temporary increase in the maximum permissible loan available pursuant to the CARES Act; and

    WHEREAS, the Committee is authorized to amend the Plan;

    NOW, THEREFORE, the Committee hereby amends the Plan as follows:

1.

    Effective January 1, 2021, Section 8.03(a) of the Plan shall be amended by adding a new sentence to the end thereof to read as follows:

    “Notwithstanding any other Plan provision to the contrary, for loans made to a Qualifying Individual, as defined in Section 2.12A, during the period beginning on March 27, 2020 and ending September 22, 2020, the maximum available loan amount shall be the lesser of: (i) 100% of the nonforfeitable portion of the Participant’s Account and (ii) $100,000, reduced by the excess (if any) of: (A) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over (B) the outstanding loan balance of loans from the Plan on the date on which the loan was made.”

2.

In all respects not amended, the Plan is hereby ratified and confirmed.
* * * * * * *

To record the adoption of this Amendment 2021-3 as set forth above, the Committee on behalf of Eastman Chemical Company has caused this document to be signed as of December ____, 2021.

                            Eastman Chemical Company

                            By:

                            Title: